EXHIBIT 99.1

Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633

Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Stephanie Sampiere
(203) 682-8225/(646) 277-1222
ULTA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
Fourth Quarter Net Sales Increase 23.4%
Fourth Quarter Operating Income Rises 47.1%
Company Introduces Fiscal 2008 Guidance
     Romeoville, IL — March 19, 2008 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week (“Fourth Quarter”) and fifty-two week (“Fiscal Year”) periods ended February 2, 2008, which compares to a fourteen-week fourth quarter and fifty-three week fiscal year ended February 3, 2007.
For the Fourth Quarter:
•	Net sales increased 15.9% (23.4% on a comparable 13-week basis) to $309.3 million from $267.0 million in the fourth quarter of fiscal 2006;

•	Comparable store sales (sales for stores open at least 14 months) increased 4.5%, compared to an increase of 15.7% (as adjusted for the 2006 calendar shift) in the fourth quarter of fiscal 2006;

•	Operating income increased 47.1% to $23.9 million, compared to $16.3 million in the fourth quarter of fiscal 2006;

•	Net income rose 40.8% to $13.6 million, compared to $9.7 million in the fourth quarter of fiscal 2006;

•	On a GAAP basis, income per diluted share was $0.23, compared to income per diluted share of $0.19 in the fourth quarter of fiscal 2006; and

•	Adjusted income per diluted share was $0.23, compared to adjusted income per diluted share of $0.16 in the fourth quarter of fiscal 2006. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 3 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We finished the year solidly reporting a 23.4% increase in net sales, on a comparable 13 week basis and a 47.1% rise in operating income for the fourth quarter. Our positive performance reflects the continued success of our high impact marketing, our value proposition and our store experience. This combined with the resiliency of the beauty category enabled us to drive traffic and transaction growth despite operating in a difficult environment for consumer spending.”
     “Turning to the 2007 year, we are proud of our accomplishments,” Ms. Kirby continued. “We opened a record number of new stores, we grew sales across all of our prestige categories and successfully introduced several new brands. As we look ahead, we expect our positive performance to continue. We are prudently and appropriately planning sales and expenses while emphasizing our compelling marketing vehicles in an effort to deliver another strong year in 2008.”
For the Fiscal Year 2007:
•	Net sales increased 20.8% (23.5% on a comparable 52-week basis) to $912.1 million from $755.1 million in fiscal 2006;

•	Comparable store sales increased 6.4%, compared to a comparable store sales increase of 14.4% (as adjusted for the 2006 calendar shift) in fiscal 2006;

•	Operating income was $46.7 million, compared to $40.1 million in fiscal 2006;

•	Net income was $25.3 million, compared to $22.5 million in fiscal 2006;

•	On a GAAP basis, income per diluted share was $0.48, compared to income per diluted share of $0.45 in fiscal 2006; and

•	Adjusted income per diluted share was $0.48, compared to adjusted income per diluted share of $0.43 in fiscal 2006. Adjusted income per share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 3 for a complete description and reconciliation of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.
Balance Sheet
     Merchandise inventories at the end of the quarter totaled $176.1 million which reflects the opening of 53 new stores in 2007 and inventory for the 14 stores that will open in the first quarter of 2008. Average inventory per store increased approximately 3.6% compared to fiscal 2006 which is consistent with Company expectations.

Store Expansion
     During the fourth quarter, the Company opened 12 stores, one each in Winter Garden, FL; Fairview Park, OH, McAllen, TX; Everett, MA; Papillion, NE; College Station, TX; Seattle, WA; Cummings, GA; Port St. Lucie, FL; Appleton, WI; Peoria, AZ; and Wesley Chapel, FL. In addition, the Company remodeled 3 stores. The Company ended the quarter with 249 stores and square footage of 2,589,244, which represents a 28% increase compared to the prior year.
Outlook
     The Company is introducing full year and first quarter guidance for fiscal 2008, which reflects the Company’s current business trends and the current retail and economic environment. For the full year fiscal 2008, the Company estimates net sales in the range of $1.12 billion to $1.14 billion, compared to actual fiscal 2007 net sales of $912.1 million. Comparable store sales are expected to increase by 3% to 5%, compared to a 6.4% increase last year. Income per diluted share is estimated in the range of $0.52 to $0.57, which represents net income growth of 25% to 38%, compared to fiscal 2007. The Company expects to open approximately 63 new stores and remodel 8 stores in fiscal 2008. Capital expenditures for fiscal 2008 is expected to be in a range of $115 million to $120 million.
     For the first quarter of fiscal 2008, the Company estimates net sales in the range of $236 million to $241 million, compared to actual first quarter fiscal 2007 net sales of $194 million. Comparable store sales are expected to increase in the range of 3% to 5%, compared to a 9.2% increase in the prior year quarter. Income per diluted share is estimated in the range of $0.06 to $0.08, which is impacted by $0.03 per diluted share in additional costs that include $2.3 million, or $0.02 per diluted share of pre-opening expense due to the increased number of store openings in the quarter and an additional $1.1 million, or $0.01 per diluted share for an incremental marketing event during the quarter, as compared to prior year. The Company plans to open 14 new stores and close 1 store during the first quarter of fiscal 2008. In the first quarter of fiscal 2007 the Company opened 7 stores.
     The Company’s guidance for the first quarter and fiscal year does not include severance costs associated with the departure of the Company’s Chief Operating Officer.
     The Company’s annual long term growth targets include: (i) comparable store sales increase in the 3% to 5% range; (ii) square footage expansion of 20% — 25%; and (iii) net income growth of 25% - 30%.
Conference Call Information
     A conference call to discuss fourth quarter results is scheduled for today March 19, 2008 at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until midnight (ET) on March 26, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 277688.

About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 249 retail stores across 31 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the strength of the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Form 10Q for the quarter ended November 3, 2007. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
ULTA Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 2,		February 3,		February 2,		February 3,
	2008		2007		2008		2007
Net sales	$309,344	100.0%	$267,012	100.0%	$912,141	100.0%	$755,113	100.0%
Cost of sales	212,322	68.6%	182,691	68.4%	628,495	68.9%	519,929	68.9%

Gross profit	97,022	31.4%	84,321	31.6%	283,646	31.1%	235,184	31.1%

Selling, general and administrative expenses	70,388	22.8%	66,282	24.8%	225,167	24.7%	188,000	24.9%
Pre-opening expenses	2,694	0.9%	1,768	0.7%	11,758	1.3%	7,096	0.9%

Operating income	23,940	7.7%	16,271	6.1%	46,721	5.1%	40,088	5.3%
Interest expense	1,077	0.3%	826	0.3%	4,542	0.5%	3,314	0.4%

Income before income taxes	22,863	7.4%	15,445	5.8%	42,179	4.6%	36,774	4.9%
Income tax expense	9,259	3.0%	5,783	2.2%	16,844	1.8%	14,231	1.9%

Net income	$13,604	4.4%	$9,662	3.6%	$25,335	2.8%	$22,543	3.0%

Less preferred stock dividends	—		4,005		11,219		14,584

Net income available to common stockholders	$13,604		$5,657		$14,116		$7,959

Net income per common share:
Basic	$0.24		$0.83		$0.69		$1.38
Diluted	$0.23		$0.19		$0.48		$0.45

Weighted average common shares outstanding:
Basic	56,773		6,815		20,383		5,771
Diluted	59,252		51,002		53,293		49,921

Exhibit 2
ULTA Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(Subject to Reclassification)
(In thousands)
(Unaudited)

	February 2,	February 3,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$3,789	$3,645
Receivables, net	20,643	18,476
Merchandise inventories	176,109	129,237
Prepaid expenses and other current assets	19,184	15,276
Deferred income taxes	9,219	5,412

Total current assets	228,944	172,046

Property and equipment, net	236,389	162,080
Deferred income taxes	4,080	4,125
Other assets	—	346

Total assets	$469,413	$338,597

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,122	$43,071
Accrued liabilities	54,719	38,604
Accrued income taxes	5,064	2,266

Total current liabilities	111,905	83,941

Notes payable	74,770	50,737
Deferred rent	71,235	50,367

Total liabilities	257,910	185,045

Commitments and contingencies

Series III redeemable preferred stock	—	4,792

Total stockholders’ equity	211,503	148,760

Total liabilities and stockholders’ equity	$469,413	$338,597

Exhibit 3
ULTA Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the offering, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the fiscal fourth quarters and fiscal years ended February 2, 2008 and February 3, 2007 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, and (iii) conversion of the preferred shares as of the beginning of the period. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the fiscal fourth quarters and fiscal years ended February 2, 2008 and February 3, 2007 are as follows:

Exhibit 3 (continued)

	(In thousands, except per share amounts)
	13 Weeks Ended			14 Weeks Ended
	February 2, 2008			February 3, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$13,604	$—	$13,604	$9,662	$—		$9,662
Less preferred stock dividends	—	—	—	4,005	4,005		—

Net income available to common stockholders	$13,604	$—	$13,604	$5,657	$4,005		$9,662

Net income per common share:
Basic	$0.24		$0.24	$0.83			$0.17
Diluted	$0.23		$0.23	$0.19			$0.16

Weighted average common shares outstanding:
Basic	56,773	—	56,773	6,815	49,419		56,234
Diluted	59,252	—	59,252	51,002	7,667	(1)	58,669

	52 Weeks Ended			53 Weeks Ended
	February 2, 2008			February 3, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$25,335	$—	$25,335	$22,543	$—		$22,543
Less preferred stock dividends	11,219	11,219	—	14,584	14,584		—

Net income available to common stockholders	$14,116	$11,219	$25,335	$7,959	$14,584		$22,543

Net income per common share:
Basic	$0.69		$0.50	$1.38			$0.46
Diluted	$0.48		$0.48	$0.45			$0.43

Weighted average common shares outstanding:
Basic	20,383	30,590	50,973	5,771	43,774		49,545
Diluted	53,293	—	53,293	49,921	2,022	(1)	51,943

(1)	Reflects the effect of the IPO shares as if outstanding for the same number of days as in fiscal 2007.

Exhibit 4
2007 Store Expansion

	Total stores open	Number of stores
	at beginning of the	opened during the	Total stores open
Fiscal 2007	quarter	quarter	at end of the quarter

1st Quarter	196	7	203
2nd Quarter	203	8	211
3rd Quarter	211	26	237
4th Quarter	237	12	249

		Gross square feet for
	Total gross square	stores opened or	Total gross square
	feet at beginning of	expanded during the	feet at end of the
Fiscal 2007	the quarter	quarter	quarter

1st Quarter	2,023,305	72,970	2,096,275
2nd Quarter	2,096,275	87,320	2,183,595
3rd Quarter	2,183,595	277,765	2,461,360
4th Quarter	2,461,360	127,884	2,589,244